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                       CODE OF BUSINESS CONDUCT AND ETHICS
                                       of
            CHEVIOT MUTUAL HOLDING COMPANY, CHEVIOT FINANCIAL CORP.,
                            and CHEVIOT SAVINGS BANK

INTRODUCTION

        This Code of Ethics and Business Conduct of the Cheviot Mutual Holding Company, Cheviot Financial Corporation, and Cheviot Savings Bank, (collectively referred to as the "Company") applies to all directors, officers, including the Company's chief executive officer (the "CEO") and all senior financial officers, including the Company's chief financial officer (the "CFO") and principal accounting officer, and employees of the Company. The Company's reputation for honesty, integrity and security depends upon the ethical conduct of each director, officer and employee of the Company. To protect this reputation, to assure uniformity in standards for ethical conduct, and in compliance with applicable laws and regulations, the Company has established this Code of Business Conduct and Ethics. This Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all directors, officers, including the CEO, CFO and principal accounting officer, and employees of the Company (collectively referred to as "Company Personnel"). All Company Personnel must conduct themselves accordingly and seek to avoid even the appearance of improper behavior.

        If a law conflicts with a policy in this Code, you must comply with the law. Employees who have any questions about these conflicts should ask their supervisors how to handle the situation. Directors and executive officers should refer any questions regarding such conflicts to the Company's compliance officer. As used in this Code, executive officers means those officers covered by Rule 16a-1(f) under the Securities Exchange Act of 1934.

        Those who violate the standards in this Code will be subject to disciplinary action, up to and including termination of employment. IF YOU ARE IN A SITUATION WHICH YOU BELIEVE MAY VIOLATE OR LEAD TO A VIOLATION OF THIS CODE, FOLLOW THE GUIDELINES DESCRIBED IN SECTION 14 OF THIS CODE.

1.      COMPLIANCE WITH LAWS, RULES AND REGULATIONS

        Obeying the law, both in letter and in spirit, is the foundation on which this Company's ethical standards are built. All Company Personnel must respect and obey the laws of the cities, states and countries in which we operate. Although not all Company Personnel are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

        If requested, the Company will hold information and training sessions to promote compliance with laws, rules and regulations, including insider-trading laws.

        2.      CONFLICTS OF INTEREST

        A "conflict of interest" exists when a person's private interest interferes in any way with the interests of the Company. A conflict situation can arise when Company Personnel take actions or have interests that may make it difficult to perform their roles within the Company objectively and effectively. Conflicts of interest may also arise when Company Personnel or their family members receive improper personal benefits as a result of their relationship with the Company. Loans to, or guarantees of obligations of, Company Personnel and their family members may create conflicts of interest. Company Personnel are not permitted to process or approve any transactions between the Company and:

        (1) themselves;
        (2) any of their family members;
        (3) any organization of which they or any of their family members are a sole proprietor, controlling shareholder, executive officer or partner; or
        (4) any trust or other estate in which they or their family members have a substantial beneficial interest, or for which they or their family members serve as trustee or in a similar capacity.

For example, Company Personnel are not permitted to process transactions involving accounts for which they are an authorized signer, to approve extensions of credit to themselves or to family members, or to authorize the use of a family member's business to provide services to the Company. This is not intended to be a complete list of examples. Other, similar transactions may create a conflict of interest.

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        It is almost always a conflict of interest for Company Personnel to work simultaneously for a competitor, customer or vendor. You are not allowed to work for a competitor as an employee, consultant or board member. Company Personnel should never use their employment or position with the Company for personal advantage, or seek special terms or price concessions from customers or vendors to the Company. Employees should not accept personal fiduciary positions or become an officer, director, owner, partner or controlling shareholder of any business without securing approval from the vice president in charge of their department. Directors and executive officers should not accept personal fiduciary positions or become an officer, director, owner, partner or controlling shareholder of any business without securing approval from the Audit Committee of the Board of Directors.

        Conflicts of interest are prohibited as a matter of Company policy, and they must be avoided unless it can be shown that (a) the Company Personnel involved would receive no unfair advantages by virtue of their position within the Company and (b) the Company is in no way disadvantaged by the transaction. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management or the Company's compliance officer. Company Personnel who become aware of an actual or a potential conflict of interest should bring it to the attention of a supervisor, manager or other appropriate personnel by following the procedures described in Section 14 of this Code. Conflicts of interest and related party transactions involving directors and executive officers must be reviewed by the Audit Committee of the Board of Directors.

        3.      INSIDER TRADING

        Company Personnel who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All nonpublic information about the Company should be considered confidential information. To use nonpublic information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal. In order to assist with compliance with laws against insider trading, the Company has adopted a specific policy governing trading in the Company's securities by Company Personnel. This policy has been distributed to every director and executive officer. Copies of the policy are available upon request from the Company's compliance officer. If you have any questions, please consult the Company's compliance officer.

        4.      CORPORATE OPPORTUNITIES

        Company Personnel are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. Company Personnel may not use corporate property, information, or position for improper personal gain, and no Company Personnel may compete with the Company directly or indirectly. Company Personnel owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

        5.      COMPETITION AND FAIR DEALING

        We seek to outperform our competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. All Company Personnel should endeavor to respect the rights of and deal fairly with the Company's customers, suppliers, competitors and their employees. No Company Personnel should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

        The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers or vendors. No gift or entertainment should ever be offered, given, provided or accepted by any Company Personnel or any of their family members unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Employees should discuss with their supervisor any gifts or entertainment which they are not certain are appropriate or which exceed $50 in value. Directors and executive officers should discuss with the Company's compliance officer any gifts or entertainment which they are not certain are appropriate or which exceed $200 in value.

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        6.      DISCRIMINATION AND HARASSMENT

        The diversity of the Company's employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

        7.      HEALTH AND SAFETY

        The Company strives to provide a safe and healthy work environment. All Company Personnel have a responsibility for maintaining a safe and healthy workplace for each other by following safety and health rules and practices and by reporting accidents, injuries and unsafe equipment, practices or conditions.

        Violence and threatening behavior are not permitted. Company Personnel should report to work in condition to perform their duties free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

        8.      RECORD-KEEPING

        The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported.

        Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, you should ask your supervisor.

        All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

        Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult the Company's compliance officer.

        9.      CONFIDENTIALITY

        Company Personnel must maintain the confidentiality of confidential information entrusted to them by the Company, its customers or vendors, except when disclosure is authorized by the compliance officer or required by laws or regulations. Confidential information includes all nonpublic information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that vendors and customers have entrusted to us. The obligation to preserve confidential information continues even after your association with the Company ends. The Company has adopted a Consumer Privacy Policy specifically regarding the protection of nonpublic personal information regarding the Company's consumers or customers. All Company Personnel are required to maintain the confidentiality of such information in accordance with that policy.

        10.     PROTECTION AND PROPER USE OF COMPANY ASSETS

        All Company Personnel should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

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        The obligation of Company Personnel to protect the Company's assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

        11.     PAYMENTS TO GOVERNMENT PERSONNEL

        The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

        In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The Company's compliance officer can provide guidance to you in this area.

        12.     WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

        Any waiver of this Code for executive officers or directors may be made only by the Audit Committee of the Board of Directors and will be promptly disclosed as required by law or stock exchange regulation.

        13.     REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

        Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. Directors and executive officers, when faced with similar circumstances, are encouraged to consult with the Company's compliance officer. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by Company Personnel.

        Employees must read the Company's [CONFIDENTIAL REPORTING POLICY], which describes the Company's procedures for the confidential, anonymous submission to the Audit Committee of reports regarding improper activities, including violations of this Code, other legal or ethical violations, or questionable accounting, internal accounting controls, or auditing matters. Any employee may submit a good faith concern regarding questionable accounting or auditing matters or other improper activities without fear of dismissal or retaliation of any kind.

        14.     INVESTIGATION AND ENFORCEMENT

        Violations of this Code or potential violations that require investigation will be investigated by the Company's compliance officer and any other individual appointed by the Audit Committee and reported to the Audit Committee of the Board of Directors.

        The Company shall enforce this Code through appropriate means of discipline, which may include termination of employment. The Audit Committee, subject to the authority of the Board of Directors, shall be ultimately responsible for determining whether a violation of this Code has occurred and, if so, what disciplinary measures are appropriate. Disciplinary measures may be taken against, in addition to the violator, others involved in the wrongdoing such as (a) persons who failed to use reasonable care to detect a violation, (b) persons who if requested to divulge information withheld material information regarding a violation, and (c) supervisors who approved or condoned the violations or attempted to retaliate against employees for reporting violations or violators.

        If any director or executive officer has allegedly violated this Code or if any alleged violation of this Code could have a material adverse effect on the Company, the Audit Committee shall determine the disciplinary measures to be taken with respect thereto. In all other cases, the Company's CEO, under the guidance of the Audit Committee, shall determine the appropriate disciplinary measures to be taken against any employee.

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        15.     COMPLIANCE PROCEDURES

        We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know if a violation has occurred. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

        o MAKE SURE YOU HAVE ALL THE FACTS. In order to reach the right solutions, we must be as fully informed as possible.

        o ASK YOURSELF: WHAT SPECIFICALLY AM I BEING ASKED TO DO? DOES IT SEEM UNETHICAL OR IMPROPER? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

        o CLARIFY YOUR RESPONSIBILITY AND ROLE. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

        o DISCUSS THE PROBLEM WITH YOUR SUPERVISOR. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question and will appreciate being brought into the decision-making process. Remember that it is your supervisor's responsibility to help solve problems. Directors and executive officers should consult with the Company's compliance officer.

        o SEEK HELP FROM COMPANY RESOURCES. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it locally with your department manager or your Human Resources manager, or report the matter to the Audit Committee of the Board of Directors by following the procedures outlined in the Company's [CONFIDENTIAL REPORTING POLICY].

        o YOU MAY REPORT ETHICAL VIOLATIONS IN CONFIDENCE AND WITHOUT FEAR OF RETALIATION. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

        o ALWAYS ASK FIRST, ACT LATER: If you are unsure of what to do in any situation, seek guidance BEFORE YOU ACT.

        16. ADDITIONAL STANDARDS FOR THE CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS

        In addition to the other standards set forth in the Code of Ethics and Business Conduct, the Company's CEO and all senior financial officers, including the Company's CFO and principal accounting officer, are subject to the following additional specific policies:

        o The CEO and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission. Accordingly, it is the responsibility of the CEO and each senior financial officer promptly to bring to the attention of the Audit Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings.

        o The CEO and each senior financial officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning (a) significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

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        o       The CEO and each senior financial officer shall promptly bring to the attention of the compliance officer or the CEO and to the Audit Committee any information that he or she may have concerning any violation of the Company's Code of Business Conduct and Ethics.

        o The CEO and each senior financial officer shall promptly bring to the attention of the compliance officer or the CEO and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof.


Adopted by the Board of Directors on March 16, 2004










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                           ACKNOWLEDGEMENT OF RECEIPT
                                       Of
                       CODE OF BUSINESS CONDUCT AND ETHICS
                                       Of
                         CHEVIOT MUTUAL HOLDING COMPANY,
                             CHEVIOT FINANCIAL CORP.
                                       And
                              CHEVIOT SAVINGS BANK


        By signing below, I acknowledge that I have received a copy of the Code of Business Conduct and Ethics (the "Code") of Cheviot Mutual Holding Company, Cheviot Financial Corp. and Cheviot Savings Bank (collectively, the "Company"). I acknowledge that I have read the Code and that I understand its contents. I understand that a violation of the Code may result in disciplinary action up to and including the termination of my employment with the Company.



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Signed


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Name


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Title


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Date